EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

Capitol Bancorp Ltd.
Lansing, Michigan

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-182627) of Capitol Bancorp Ltd. of our report dated March 29, 2013, relating to the consolidated financial statements, which appears on page F-54 in the Annual Report to shareholders (Financial Information Section), which is incorporated in this Annual Report on Form 10-K for the fiscal year ended December 31, 2012.
The accompanying consolidated financial statements have been prepared assuming that the Corporation will continue as a going concern.  As discussed in Note U to the consolidated financial statements, the Corporation and substantially all of its subsidiary banks have suffered significant losses from operations primarily from large provisions for loan losses and costs associated with nonperforming assets, suffered a decline in regulatory capital, and experienced regulatory issues that raise substantial doubt about the Corporation's ability to continue as a going concern.  In addition, on August 9, 2012, the Corporation and an affiliate filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code.  Management's plans in regard to these matters are also described in Note U.  The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ BDO USA, LLP

March 29, 2013
Grand Rapids, Michigan